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                       HUTCHINSON TECHNOLOGY INCORPORATED
                       AMENDMENT TO 1988 STOCK OPTION PLAN

        The Hutchinson Technology Incorporated 1988 Stock Option Plan (the "Plan") was amended by

          (a) resolutions duly adopted by the Board of Directors at a meeting thereof on November 11, 1994, and approved by the shareholders of the Company at the Annual Meeting of Shareholders of the Company on January 25, 1995, increasing the total number of Common Shares of the Company which may be made subject to options under the Plan, set forth in paragraph 3 of the Plan, to 1,000,000 Common Shares in the aggregate; and

          (b) unanimous written action by the Board of Directors effective as of November 30, 1994, and approved by the shareholders of the Company at the Annual Meeting of Shareholders of the Company on January 25, 1995, limiting to 100,000 the number of shares for which any single participant in the Plan may be granted options under the Plan in any calendar year, by adding a proviso at the end of the first sentence of paragraph 5 of the Plan, to read as follows:

                         ; provided, however, that no employee may be granted options with respect to more than 100,000 Common Shares during any calendar year under this Plan.

        The Hutchinson Technology Incorporated 1988 Stock Option Plan shall remain in full force and effect without amendment or modification in any respect except as set forth herein.